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FIRST AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
AND ACKNOWLEDGEMENT OF CONSENT TO ASSET PURCHASE

        THIS AMENDMENT (this "Amendment") to the Amended and Restated Loan and Security Agreement and Acknowledgement of Consent to Asset Purchase is entered into as of the            day of                                                 , 2001, by and among Ciera Network Systems, Inc. ("Borrower"), CCC Globalcom Corporation ("Guarantor"), and RFC Capital Corporation ("Lender").

RECITALS:

        A.    As of September 7, 2001, Borrower, Guarantor and Lender executed a certain Amended and Restated Loan and Security Agreement (the "Loan Agreement"), setting forth the terms of certain extensions of credit to Borrower; and

        B.    As of September 7, 2001, Borrower executed and delivered to Lender, inter alia, a promissory note in the original principal sum of Ten Million Dollars ($10,000,000) hereinafter the "Note"); and

        C.    In connection with the Loan Agreement and the Note, Borrower and Guarantor executed and delivered to Lender certain other loan documents, promissory notes, a lockbox agreement, consents, assignments, security agreements, agreements, instruments and financing statements in connection with the indebtedness referred to in the Loan Agreement (all of the foregoing, together with the Note and the Loan Agreement, are hereinafter collectively referred to as the "Loan Documents"); and

        D.    Borrower is contemplating the purchase (the "Purchase") of substantially all of the assets of Incomnet Communications Corporation, a Delaware corporation ("ICC"), pursuant to the terms of a certain Asset Purchase Agreement, the form which has been delivered to Lender prior to the date hereof; and

        E.    Under the terms of the Loan Agreement, Borrower must obtain the consent of Lender before consummating the Purchase; and

        F.    Borrower and Guarantor have also requested that Lender amend and modify certain terms and covenants in the Loan Agreement based on the Purchase, and Lender is willing to do so upon the terms and conditions contained herein.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto for themselves and their successors and assigns do hereby agree, represent and warrant as follows:

        1.    Capitalized Terms.    All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

        2.    Consent to Purchase.    Lender hereby consents to the Purchase.

        3.    Recitals; Definitions.

          (a)  The definition of the following term defined in Section 1, "Recitals; Definitions," of the Loan Agreement is hereby amended in its entirety to recite as follows:

    "Availability Formula" means, unless otherwise modified by Lender, an amount equal to the sum of:

            (i)    the product of (x) the Equalnet Revenue Multiple times (y) the lesser of (1) the average combined revenues (less Taxes and Surcharges) of the Equalnet Business for the rolling three month period immediately preceding the date of determination, or (2) the combined revenues (less Taxes and Surcharges) of the Equalnet Business for the month immediately preceding the date of determination; plus

            (ii)  the product of (x) Ciera Post-Paid Revenue Multiple times (y) the lesser of (1) the average Cash Collections of Ciera Post-Paid for the rolling three month period immediately preceding the date of determination, or (2) the Cash Collections of Ciera Post-Paid for the month immediately preceding the date of determination; plus

            (iii)  the product of (x) the Ciera Pre-Paid Revenue Multiple times (y) the lesser of (1) the average Cash Collections of Ciera Pre-Paid for the rolling three month period immediately preceding the date of determination, or (2) the Cash Collections of Ciera Pre-Paid for the month immediately preceding the date of determination; plus

            (iv)  the product of (x) 1.5 times (y) the lesser of (1) the average ICC Collections for the rolling three month period immediately preceding the date of determination, or (2) the ICC Collections for the month immediately preceding the date of determination;

    provided, however, if the Ciera Pre-Paid Net Growth Rate is less than 1.00%, the amount calculated in (iii) above shall be excluded from the Availability Formula; and, provided further, that the amount calculated in (iv) above shall not exceed $1,800,000 for the period beginning on                            , 2001, and ending on                            , 2002.

          (b)  Section 1, "Recitals; Definitions," of the Loan Agreement is hereby amended to include the following terms:

    "ICC" means Incomnet Communications Corporation, a Delaware corporation.

    "ICC Business" means the business of Borrower relating to the assets of ICC, which Borrower is purchasing.

    "ICC Collections" means all collected funds which result from the proceeds of accounts receivable or contract rights (less Taxes and Surcharges) relating to the ICC Business and which are collected through the Lockbox Account and/or Blocked Account established for ICC accounts.

        The remainder of Section 1 shall remain as originally written.

        4.    Schedule (o).    Schedule 11(o) to the Loan Agreement is amended and restated from and after the date of this Amendment as set forth in the Amended and Restated Schedule 11(o) attached hereto.

        5.    Conditions of Effectiveness.    This Amendment shall become effective as of the date set forth above upon satisfaction of all of the following conditions precedent:

          (a)  Lender shall have received four (4) duly executed copies of this Amendment; and

          (b)  Borrower shall have executed one or more account assignment agreements, Blocked Account Agreements or the like, in a form satisfactory to Lender, whereby Lender obtains absolute dominion, authority and control over the primary depository accounts and/or Lockbox Accounts, to which all obligors, payors, including master payors on credit card receipts, or Account obligors who were obligors of ICC at the date of Borrower's purchase of the ICC assets are directed to remit their respective payment, by ACH or otherwise; and

          (c)  The representations contained in paragraph 6 below shall be true and accurate; and

          (d)  Lender shall have received such other certificates, instruments, documents, agreements, and opinions of counsel as may be required by the Lender, each of which shall be in form and substance satisfactory to the Lender and its counsel.

        6.    Representations.    Each of Borrower and Guarantor represents and warrants that after giving effect to this Amendment (a) each and every one of the representations and warranties made by or on behalf of Borrower and Guarantor in the Loan Agreement or the Loan Documents is true and correct in all respects on and as of the date hereof, except to the extent that any of such representations and warranties related, by the expressed terms thereof, solely to a date prior hereto; (b) each of Borrower and Guarantor has duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in the Loan Agreement and Loan Documents; and, no event has occurred or is continuing, and no condition exists which would constitute an Event of Default.

        7.    Release and Waiver.    Each of Borrower and Guarantor hereby releases, waives, extinguishes, forever discharges and covenants not to sue Lender from and with respect to any and all actions, causes of action, suits, debts, obligations, agreements, dues, sums of money, accounts, reckonings, bonds, bills, specialties, loans, invoices, covenants, contracts, controversies, promises, variances, trespasses, claims, damages, demands, judgments, executions, decrees, discrimination suits or charges, costs and attorneys' fees, whatsoever, in law, admiralty, equity, arbitration or otherwise, whether known or unknown, accrued or unaccrued, matured or not matured, that it ever had, now has or hereafter can, shall or may have, as of the date of this Amendment. The matters released, waived, extinguished and discharged hereby include any and all claims for attorneys' fees, any and all contract, tort or common law claims; and any and all claims under any federal, state or local statute, ordinance or regulation or under any federal, state or local common law.

        8.    Amendment to Loan Agreement.    (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "Loan and Security Agreement," "Loan Agreement," "Agreement," the prefix "herein," "hereof," or words of similar import, and each reference in the Loan Documents to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby. (b) Except as modified herein, all of the representations, warranties, terms, covenants and conditions of the Loan Agreement, the Loan Documents and all other agreements executed in connection therewith shall remain as written originally and in full force and effect in accordance with their respective terms, and nothing herein shall affect, modify, limit or impair any of the rights and powers which Lender may have thereunder. The amendment set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of Lender's rights under or of any other term or provisions of the Loan Agreement, any Loan Document, or other agreement executed in connection therewith, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of Borrower or Guarantor which would require the consent of Lender, including, without limitation, waivers of Events of Default which may exist after giving effect hereto. Each of Borrower and Guarantor ratifies and confirms each term, provision, condition and covenant set forth in the Loan Agreement and the Loan Documents and acknowledges that the agreement set forth therein continue to be legal, valid and binding agreements, and enforceable in accordance with their respective terms.

        9.    Authority.    Each of Borrower and Guarantor hereby represents and warrants to Lender that (a) it has legal power and authority to execute and deliver the within Amendment; (b) the officer executing the within Amendment on its behalf has been duly authorized to execute and deliver the same and bind it with respect to the provisions provided for herein; (c) the execution and delivery hereof by it and the performance and observance by it of the provisions hereof do not violate or conflict with its articles of incorporation, regulations or by-laws or any law applicable to it or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against it; and (d) this Amendment constitutes a valid and legally binding obligation upon it in every respect.

        10.    Counterparts.    This Amendment may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same document. Separate counterparts may be executed with the same effect as if all parties had executed the same counterparts.

        11.    Costs and Expenses.    Borrower and Guarantor jointly and severally agree to pay on demand in accordance with the terms of the Loan Agreement all costs and expenses of Lender in connection with the preparation, reproduction, execution and delivery of this Amendment and all other loan documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of Lender's counsel with respect thereto.

        12.    Governing Law.    This Amendment shall be governed by and construed in accordance with the law of the State of Ohio.

        IN WITNESS WHEREOF, Borrower, Guarantor and Lender have hereunto set their hands as of the date first set forth above.

BORROWER:
CIERA NETWORK SYSTEMS, INC.
By:	/s/ Robert W. Livingston
Its:	CEO
GUARANTOR:
CCC GLOBALCOM CORPORATION
By:	/s/ Paul Licata
Its:	President
LENDER:
RFC CAPITAL CORPORATION
By:	/s/ Jeffrey A. Martin
Its:

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FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND ACKNOWLEDGEMENT OF CONSENT TO ASSET PURCHASE